Exhibit 10.4

Exclusive Call Option Agreement

This Exclusive Call Option Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties this 5th day of February, 2018 in Beijing of the People’s Republic of China:

Party A:	Purong (Beijing) Information Technology Co., Ltd., a wholly foreign-owned enterprise legally established and subsisting under the laws of the PRC with a unified social credit code of 91110108MA019R588L and a registered address of 0807 & 0808, Floor 7, Block 1, 113 Zhichun Road, Haidian District, Beijing.

Party B:	Sha Yunlong, Chinese citizens, ID no. is [ ]

Xiao Yun, Chinese citizen, ID no. is [ ]

Gao Liang, Chinese citizen, ID no. is [ ]

Li Gang, Chinese citizen, ID no. is [ ]

Tianjin Puxian Education and Technology Limited Partnership, a limited partnership legally established and subsisting under the laws of the PRC with its unified social credit code of 91120222300648730X and the registered address at 223-1, 8 Xingfu Road, Dajianchang Town, Wuqing District, Tianjin.

Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership, a limited partnership legally established and subsisting under the laws of the PRC, with the unified social credit code of 91330206MA28YH3T6T and the registered address at Room 4005, No. 11 Office Building, Business Center, Meishan Avenue, Beilun District.

Party C:	Puxin Education Technology Group Co., Ltd, a limited liability company legally established and subsisting under the laws of the PRC with its unified social credit code of 91110108317937192W and the registered address at 05-535, 8th floor, 18 Zhongguancun Avenue, Haidian District, Beijing.

(Party A, Party B and Party C are individually referred to as “one party”, collectively referred to as the “parties”.)

Whereas :

Party B holds a total of 100% equity of Party C. All the above parties, upon amicable negotiations, hope to reach this Agreement in respect of the purchase by Party A or the third party designated by Party A of Party C’s equity held by Party B for joint compliance.

The parties have reached a consensus and the following agreement:

1.	Exclusive call option

1.1	From the date of signing this Agreement, Party A shall be entitled at any time under the following circumstances to request Party B (subject to the specific requirements of Party A) to transfer all or part of 100% equity of Party C held by Party B (hereinafter referred to as the “subject equity”) in accordance with the consideration as stipulated in Article 3 of this Agreement. Party B shall transfer the subject equity to Party A or a third party designated by Party A at Party A’s request and complete the corresponding change of industrial and commercial registration:

(1)	Where the PRC laws and regulations permit Party A or a third party designated by Party A to hold all or part of the subject equity; or

(2)	Any other circumstances that Party A deems appropriate or necessary as far as legally permissible under the PRC laws and regulations.

Party A’s call options under this Agreement are exclusive, unconditional and irrevocable.

1.2	All parties agree to be bound by the terms and conditions of this Agreement and Party A shall be entitled, at its own discretion, to exercise all or part of the exclusive call options and acquire all or part of the subject equity without violating the then PRC laws. All parties further agree that Party A shall not be subject to any restriction on the time, method, quantity and frequency of exercising the exclusive call options as stipulated in this Agreement.

1.3	Subject to the terms and conditions of this Agreement, all parties agree that Party A may designate any third party to exercise its exclusive call option to purchase all or part of the subject equity without violating the then PRC laws. Unless expressly prohibited by PRC laws, Party B shall not refuse to transfer all or part of the subject equity to the designated third party.

Party B shall not transfer the subject equity to any third party without the prior written consent of Party A before transferring all the subject equity to Party A or a third party designated by Party A in accordance with the provisions of this Agreement, i.e. before Party B no longer holds any equity in Party C. Except for the Equity Pledge Agreement separately signed by Party A and Party B, Party B shall not pledge the subject equity to any third party or impose any encumbrance on the subject equity.

1.4	Party B agrees that before transferring the subject equity to Party A by Party B, where Party B obtains dividends, bonuses or any assets distributed from Party C, subject to the compliance with the relevant PRC laws and regulations, upon payment of the taxes as required by the relevant laws and regulations, Party B, as the shareholder of Party C, shall deliver such dividends, bonuses or any assets at no charge to Party A or a third party designated by Party A as soon as possible not later than three days from the date of receiving such distributed proceeds.

2.	Procedures

2.1	Where Party A decides to exercise the exclusive call option pursuant to the provisions of Article 1.1 above, Party A shall issue a written notice (refer to the format as shown in Appendix III to this Agreement) to Party B and state in the notice the proportion or quantity of the subject equity to be transferred, and the name and identity of the transferee. Party B and Party C shall provide all the necessary information and documents for the transfer of equity interests within seven days from the date of the notification by Party A, including but not limited to the “Equity Transfer Contract” and “Letter of Consent” signed in accordance with the format stipulated in Appendices I and II to this Agreement.

2.2	Except the notice as set forth in Article 2.1 of this Agreement, Party A shall have no other conditions or procedures precedent or incidental to the exercise of the option right to purchase the subject equity.

2.3	Party B shall instruct Party C to convene a shareholders’ meeting in time. At this meeting, a resolution to approve the transfer of the subject equity to Party A and / or the appointee by Party B shall be passed.

2.4	Party B shall provide Party C with necessary and prompt coordination to assist Party C in completing the examination and approval formalities with the examination and approval authorities (if required by law) in accordance with the applicable PRC laws and completing the equity transfer formalities with the administration for industry and commerce.

2.5	The date on which the exercise of exclusive call option is completed is the date on which all transfer formalities of the entire 100% equity in Party C has been completed in accordance with this Exclusive Call Option Agreement.

3.	Transfer price

3.1	All parties confirm that, without violating the PRC laws and regulations, the subject equity shall be transferred at no charge or transferred at the lowest price permitted by the PRC laws and regulations. Where the subject equity is to be transferred by installments or in stages, the amount of the corresponding transfer price shall be determined based on the specific transfer time and the proportion of subject equity to be transferred.

3.2	Where the subject equity is not transferred by way of free transfer, Party B agrees that, when Party A or a third party designated by Party A exercises its rights, the entire exercise price received thereof by Party B shall be given as a gift at no charge to Party C or given as a gift in full amount to Party A or a third party designated by Party A at Party A’s request.

3.3	The taxes and expenses incurred due to the transfer of the subject equity (including the gift of the price) shall be borne by each party respectively pursuant to the law. Agreement otherwise made between the parties shall be complied with.

4.	Representation, guarantee and undertaking

4.1	Each party hereby represents and assures to the other party as follows:

(1)	The party has all the necessary rights, powers and authorization to sign this Agreement and fulfil all the obligations and responsibilities under this Agreement;

(2)	The Party has passed all necessary internal procedures for signing, delivering and performing this Agreement and has obtained all necessary internal and external authorizations and approvals;

(3)	This Agreement and each of the Equity Transfer Contracts for which the party is one of the parties, once signed, constitute or will constitute a legal, valid and binding obligation and be enforceable in accordance with its terms;

(4)	Signing and performance of this Agreement shall not contravene, be in breach of or contrary to (i) any of the business licences of each party or any of the provisions of its articles of association, (ii) any laws, rules, regulations, authorizations or approvals of any government agencies or departments applicable to each party, or (iii) any of the provisions of the contracts and agreements in which each party is a signatory or principal body;

(5)	Party C does not have any outstanding debts except for debts incurred in its normal course of business, and debts which has been disclosed to Party A and agreed in writing by Party A;

(6)	Party C complies with all laws and regulations applicable to the acquisition of assets; and

(7)	No litigation, arbitration or administrative proceedings relating to the subject equity, Party C’s assets or Party C is pending or threatened.

4.2	Party B and Party C severally and jointly make further representations, guarantees and undertakings to Party A as follows:

(1)	On the effective date of this Agreement, Party B is a Chinese national or an entity established and validly subsisting under the PRC laws, which legally owns the entire equity of Party C and has full and effective disposition rights over such equity. Party C’s registered capital has been fully paid up. Except for the pledges as stipulated in the “Equity Pledge Agreement” signed by each party and other rights agreed in writing by Party A, Party B has no mortgage, pledge, guarantee or other third party rights in the equity of Party C owned by Party B, and shall not be liable to third parties for recourse; and no third party shall be entitled to demand the allotment, issue, sale, transfer or conversion of any Party C’s equity under any option, conversion option, preemptive right or other agreement in such party’s favour;

(2)	During the validity period of this Agreement, except for the pledges set forth in the “Equity Pledge Agreement” signed by all parties or with the prior written consent of Party A, Party B shall not transfer any equity of Party C to any third party or grant any options, conversion rights, pre-emptive rights to any third party or sign other agreements with third parties to allot, issue, sell, transfer or convert any of Party C’s equity or to set up any collateral, pledge or other form of guarantee or other third party rights and interests to such third parties, and to ensure that Party B shall not be liable to third parties for recourse;

(3)	Without the prior written consent of Party A, other party / parties shall not supplement, change or amend Party C’s Articles of Association in any form, increase or decrease its / their registered capital, or otherwise change its / their registered capital structure, unless otherwise stipulated in other agreements signed by all parties or except for amendments to be made as required by laws and regulations;

(4)	Without the prior written consent of Party A, no major contract shall be signed or the scope of business operation shall be changed;

(5)	Subject to the relevant PRC laws and regulations, Party B and Party C shall extend the operating period of Party C in accordance with the permitted period of operation of Party A, so as to make it equal to Party A’s operating period or set and adjust the operating period of Party C at Party A’s request in accordance with the requirements of PRC laws;

(6)	Maintain the existence of Party C, obtain and maintain all the government permits and licences required of Party C to perform its business in accordance with sound financial and commercial standards and practices, and conduct its business and deal with its business matters in a prudent and effective manner;

(7)	During the validity period of this Agreement, Party B and Party C will use their best efforts to maintain and increase the value of Party C’s assets. Party B and Party C shall not terminate any material agreement to which Party C is a party or shall not enter into any agreement that would affects Party C’s assets and financial position without the prior written consent of Party A;

(8)	Without the prior written consent of Party A, no debts shall be incurred, inherited, guaranteed or permitted, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing;

(9)	Party C shall not merge with any entity or acquire or make foreign investments in any entity without the prior written consent of Party A;

(10)	Promptly notify Party A of all occurrences or possible occurrences of any litigation, arbitration, administrative investigation or conduct which may substantially affect Party C’s assets, business or income;

(11)	Without the prior written consent of Party A, no dividend shall be distributed to shareholders in any form;

(12)	From the date of signing this Agreement, without the prior written consent of Party A, the party / parties shall not sell, transfer, license or otherwise dispose of any of Party C’s assets at any time or allow any encumbrance of any assets, provided that Party C can prove that the disposal of the relevant assets or the encumbrances of the assets are treated as necessary for their daily business operations and the value of the assets involved in a single transaction does not exceed RMB100,000; and

(13)	Unless required by the PRC laws, Party C shall not be dissolved or liquidated without the written consent of Party A. If Party C is liquidated or dissolved within the validity period of this Agreement, Party B and Party C shall appoint Party A’s nominees to form a liquidation team to manage Party C’s property within the scope permitted by PRC laws and regulations. Party B confirms that when Party C is liquidated or dissolved, Party B agrees to deliver all the remaining property obtained from liquidation of Party C in accordance with the PRC laws and regulations to Party A or a third party designated by Party A, regardless of whether the above-mentioned agreement of this Article is implemented or not.

5.	Applicable law and dispute resolution

5.1	Applicable law

The laws of the People’s Republic of China shall apply to the signing, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes under this Agreement.

5.2	Method of dispute resolution

Any dispute that may arise during the performance of this Agreement shall be settled through amicable negotiations by all parties involved. Where the negotiation fails, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the prevailing arbitration rules of such arbitration institution. The place of arbitration is Beijing, the arbitration language is Chinese, and the arbitral award is final and binding on all parties. Except for the part that is being submitted to arbitration, the rest of this Agreement shall remain in force. The validity of this Article is not subject to the impact from the change, cancellation or termination of this Agreement.

6.	Liability for default

6.1	Where a party fails to fulfil any of its obligations under this Agreement or any representations or guarantees of such party under this Agreement are substantially untrue or inaccurate, such Party shall be in breach of this Agreement and shall be liable for compensation of all losses of other parties.

6.2	Regardless of whether this Agreement is changed, cancelled or terminated, these terms are legally binding.

7.	Termination

7.1	This Agreement shall enter into force on the date of signing by all parties and shall not be terminated until Party A or the third party designated by it exercises the option pursuant to the Agreement and acquires the entire 100% equity in Party C, or until 30 days after the date Party A issues a written notice to the other parties regarding the cancellation of the Agreement. Subject to the laws and regulations, when the Agreement is cancelled, Party B shall repay in full the transfer price (if any) paid by Party A or the third party designated by it.

7.2	Unless otherwise provided by laws, neither Party B nor Party C shall have the right to terminate or rescind this Agreement in any case.

8.	Notification

8.1	All notices and other communications required or permitted to be made pursuant to this Agreement shall be sent either by hand or by postage prepaid registered mail, courier service or facsimile to the following address of such party. An acknowledgement receipt shall be sent for each notice via email. The date on which such notices are deemed to be validly served shall be determined as follows:

8.1.1	Notices sent by hand delivery, courier service or postage prepaid registered mail shall be deemed to be validly served on the day of delivery or rejection at the specified recipient address of the notice.

8.1.2	Notices, if sent by facsimile, shall be deemed to be validly served on the day of successful transmission (as proved by the automatically generated transmission confirmation).

8.2	For the purpose of notification, the addresses of all parties are as follows:

Party A:

Address: 0807 & 0808, Floor 7, Block 1, 113 Zhichun Road, Haidian District, Beijing

Recipient: Tan Chunxiang

Tel: 010-82605578

Party B (other than Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership):

Address: Floor 16, Chuangfu Building, 18 Danling Street, Haidian District, Beijing

Recipient: Tan Chunxiang

Tel: 010-82605578

Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership

Address: No. 655 Haike Road, Pudong New Area, Shanghai

Recipient: Lin Ning

Tel: 021-50106188

Party C:

Address: Unit 05-535, 8 Floor, 18 Zhongguancun Avenue, Haidian District, Beijing

Recipient: Tan Chunxiang

Tel: 010-82605578

8.3	Any party may change the recipient address of its notice at any time by giving notice to other parties in accordance with the provisions of this Article.

9.	Confidentiality obligations

All parties confirm that any oral or written information exchanged by them for the purposes of this Agreement is confidential. Each party shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of the other parties, except where: (a) the public is aware of or will be aware of such information (But this is not due to public disclosure by one of the parties receiving the information); (b) information required to be disclosed by applicable laws or the rules or provisions of any stock exchange; or (c) information required to be disclosed by either party to its legal adviser or financial adviser as to the transactions stipulated under this Agreement and the legal adviser or financial adviser is also subject to the confidentiality obligations similar to the obligations set forth in this Article. The disclosure of any confidential information by a staff member or agency employed by either party shall be deemed to be such party’s disclosure of such confidential information and such party shall be legally liable for any violation of this Agreement. This Article shall remain in force irrespective of whether this Agreement is terminated for any reason.

10.	Further assurance

All parties agree to promptly sign documents necessary or conducive to them for the purpose of implementation of various provisions and purposes of this Agreement and take further action that is necessary or conducive to them for the purpose of implementation of various provisions and purposes of this Agreement.

11.	Others

11.1	Revision, change and supplement

Any amendments, changes and supplements to this Agreement must be signed in writing by all the parties.

11.2	Title

The title of this Agreement is for readability only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.3	Language

This Agreement is prepared in Chinese in quadruplicate. Each copy has the same legal effect.

11.4	Divisibility

In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. All parties shall, through bona fide negotiations, seek to replace such invalid, illegal or unenforceable provisions with valid provisions permitted by laws and within the maximum extent of expectations of all parties, and the economic effect resulting from such valid provisions shall be similar to the economic effect resulting from such invalid, illegal or unenforceable provisions as much as possible.

11.5	Successor

This Agreement shall be binding and conducive to the respective successors of the parties and to the transferee(s) permitted by such parties.

11.6	Force majeure

A force majeure event means any event unforeseen by any party at the time of signing this Agreement that cannot be avoided, controlled and overcome (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot, etc.).

In view of the fact that the force majeure event affects the performance of this Agreement, in the event of force majeure, the party shall forthwith (i) notify the remaining parties in the form of telegraph, facsimile or other electronic means and submit the written evidence of force majeure within fifteen (15) working days; (ii) take all reasonable and possible measures to eliminate or mitigate the effects of force majeure event and to resume the fulfillment of its obligations upon the elimination or mitigation of the effects of force majeure event.

11.7	Abstention

Either party may abstain from voting on the terms and conditions of this Agreement but such abstention must be in writing and signed by all parties. Abstention by either party of breach of contract by the other parties under certain circumstances shall not be regarded as abstention by such party in similar case of breach of contract under other circumstances.

11.8	Remaining in force

Any obligations arising from this Agreement or expired prior to the expiry or early termination of this Agreement shall remain in force upon expiry or early termination of this Agreement.

11.9	Complete contract

Except for written amendments, supplements or changes made upon the signing of this Agreement, this Agreement, once signed, constitutes the complete agreement reached between the parties to this Agreement in respect of the transactions under this Agreement and shall supersede any and all oral or written undertakings, memorandums, agreements or any other documents previously made in respect of the subject matter of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party A: Purong (Beijing) Information Technology Co., Ltd. (Seal)

Authorized representative (Signature) : /s/ Sha Yunlong

/s/ Seal of Purong (Beijing) Information Technology Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party B:

Sha Yunlong

Signature:	/s/ Sha Yunlong

Xiao Yun

Signature:	/s/ Sha Yunlong

Gao Liang

Signature:	/s/ Sha Yunlong

Li Gang

Signature:	/s/ Sha Yunlong

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party B:

Tianjin Puxian Education and Technology Limited Partnership (Seal)

Authorized representative (Signature) : /s/ Sha Yunlong

/s/ Seal of Tianjin Puxian Education and Technology Limited Partnership

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party B:

Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership (Seal)

Authorized representative (Signature) :

/s/ Seal of Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party C: Puxin Education Technology Group Co., Ltd (Seal)

Authorized representative (Signature) : /s/ Sha Yunlong

/s/ Seal of Puxin Education Technology Group Co., Ltd

Appendix I

Equity Transfer Contract

This Equity Transfer Contract (hereinafter referred to as “this Contract”) was entered into by the following parties this    day of        , 20     in [    ] Municipality in China:

Transferor: [            ]

Transferee: [            ]

Upon amicable negotiations, the above two parties have reached an agreement on equity transfer as follows:

1. The transferor agrees to transfer the [    ]% equity (the “subject equity”) of Puxin Education Technology Group Co., Ltd. held by it to the transferee in RMB Yuan, and the transferee agrees to assign such subject equity.

2. Upon completion of the transfer of the subject equity, the transferor no longer has the shareholders’ rights of the subject equity and the shareholders’ obligation to undertake the subject equity. The transferee has the shareholders’ rights of the subject equity and the shareholders’ obligation to undertake the subject equity.

3. For matters not covered in this Contract, both parties may sign a supplementary agreement.

4. This Contract shall come into effect from the date of signing by both parties.

5. This Contract is in quadruplicate. Each party holds a copy and other copies are used for industrial and commercial change.

Transferor: [            ]

Signature:

Transferee: [            ]

Signature:

Appendix II

Letter of Consent

To: Purong (Beijing) Information Technology Co., Ltd.

As a shareholder of Puxin Education Technology Group Co., Ltd. (the “Company”), I hereby agree and confirm as follows:

1.	Agree and accept all terms and conditions of the “Exclusive Call Option Agreement” signed by the Company and myself with Purong (Beijing) Information Technology Co., Ltd. (“WFOE”) this day of , 20 , and take all actions to assist WFOE in the transfer of relevant equity interests when exercising the exclusive call option over the Company’s equity in WFOE pursuant to the provisions of such agreement.

2.	Agree other shareholders of the Company to transfer the Company’s equity held by them to WFOE or its designated third party, and I abstain from the preemptive right.

3.	Agree that when other shareholders of the Company transfer the Company’s equity held by them to WFOE or its designated third party, I will sign or provide the necessary documents for the purpose of the equity transfer.

Sincerely,

[            ]

Signature:

Appendix III

Exercise Notice

To: All shareholders of Puxin Education Technology Group Co., Ltd.; and / or Puxin Education Technology Group Co., Ltd.

In view of the signing of an “Exclusive Call Option Agreement” this    day of        , 20        between the Company and you, it is agreed that, subject to the conditions permitted by the relevant PRC laws and regulations, you shall, pursuant to the requirements of the Company, sell to the Company or the transferee designed by the Company all or part of the equity interest in Puxin Education Technology Group Co., Ltd. held by you.

Accordingly, the Company hereby issues this notice to you as follows:

The Company hereby requires the exercise of the option under the “Exclusive Call Option Agreement” for the purchase of the equity held by you, accounting for [    ]% of registered capital of Puxin Education Technology Group Co., Ltd. (“equity to be transferred”), by the Company / the transferee designated by the Company at a price of RMB [    ] yuan. Please, upon receipt of this notice, immediately handle the necessary formalities for the sale of all the equity to be transferred to the Company / the transferee designated by the Company pursuant to the agreement of the “Exclusive Call Option Agreement”.

Purong (Beijing) Information Technology Co., Ltd. (Seal)

Authorized representative (Signature) :

Date: